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Exhibit 2.4
Thursday March 1, 8:46 am Eastern Time

Argosy Education to restate FY2000, Q1 results

(UPDATE: adds details)

CHICAGO, March 1 (Reuters) - Argosy Education Group Inc. (NasdaqNM:ARGY), the nation's largest for-profit provider of doctoral level programs, said on Thursday it exercised its option to purchase John Marshall Law School, which it has managed since August 1999, and will restate its financial results for the year ended Aug. 31 and quarter ended Nov. 30 to reflect that acquisition.

Argosy said the restatements will reduce fiscal 2000 net income from continuing operations to $1.7 million, or 25 cents per share, from the originally reported $3.1 million, or 48 cents per share. First-quarter 2001 net income from continuing operations will be restated to $500,000, or 8 cents per share, from $900,000, or 14 cents per share.

The restatements, which Argosy said are based on the advice of Arthur Andersen LLP, its independent auditors, primarily involve adjustments to reduce the carrying value of its advances to John Marshall and to treat them as equity investments retroactive to the beginning of the company's management agreement with the Georgia school.

The latest first quarter also includes an adjustment to eliminate a tax benefit associated with a charge.

Argosy said it also completed its previously-announced acquisition of Western State University College of Law in Fullerton, California and acquired The Connecting Link, a privately held provider of continuing professional education for grade K-12 teachers.

Terms of the transactions were not disclosed.
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Argosy said the Western State and John Marshall acquisitions give it a strong foothold in the field of legal education, while The Connecting Link will broaden its reach in teacher education.

Western State University College of Law is the oldest law school in Orange County, California, with an enrollment of 501 students in both full and part-time programs.

John Marshall serves primarily a working adult student population and is one of only two law schools in Georgia that offer part-time evening study programs.

Programs offered by Argosy's schools include doctoral and master's degrees in psychology, education, business and law; bachelor's degrees in business; associate degrees in allied health professions; and diplomas in information technology. Total student enrollment is about 6,850.